Exhibit 8.3

FANGDA PARTNERS

上海 Shanghai • 北京 Beijing • 深圳 Shenzhen • 香港 Hong Kong

http://www.fangdalaw.com

中国上海市南京西路1266号	电子邮件	E-mail: email@fangdalaw.com
恒隆广场一期32楼	电 话	Tel.:	86-21-2208-1166
邮政编码：200040	传 真	Fax:	86-21-5298-5577
	文 号	Ref.:	14CF0184

32/F, Plaza 66 Tower 1
1266 Nanjing West Road
Shanghai 200040, PRC

September 30, 2014

Trina Solar Limited
No. 2 Tianhe Road, Electronics Park
New District, Changzhou
Jiangsu 213031, People’s Republic of China

Dear Sirs:

We have acted as special People’s Republic of China (“PRC”) legal counsel to Trina Solar Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), in connection with the issue, sale and lending of American Depositary Shares, each representing 50 ordinary shares with a par value of US$0.00001 per share of the Company, as described in the prospectus supplement which supplements the base prospectus (together with the prospectus supplement, the “Prospectus”) contained in the Company’s registration statement on Form F-3 (the “Registration Statement”, which term does not include any exhibits thereto) originally filed by the Company under the United States Securities Act of 1933 (the “Securities Act”) with the United States Securities and Exchange Commission (the “Commission”) on June 4, 2014.

For the purposes of giving this opinion, we have examined and relied upon a copy of the draft Prospectus and the Registration Statement.

We have assumed (i) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (ii) the truthfulness, accuracy, completeness and fairness of all factual representations made in the Registration Statement and the Prospectus and other documents reviewed by us, (iii) that there is no provision of the law of any jurisdiction, other than PRC, which would have any implication in relation to the opinions expressed herein; (iv) the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the SEC; and (v) that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than PRC. This opinion is to be governed by and construed in accordance with the laws of PRC and is limited to and is given on the basis of the current law and practice in PRC.  This opinion is qualified by the discretion of relevant legislative, administrative and judicial authorities in the PRC.

On the basis of and subject to the foregoing, we are of the opinion that the statements relating to certain PRC tax laws and regulations set forth under the caption “Taxation — People’s Republic of China Taxation” in the Company’s Prospectus, is true and accurate based on current PRC law and regulations at the date of this letter and that such statements constitute our opinion.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us under the caption “Enforceability of Civil Liabilities” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Fangda Partners

Fangda Partners